Exhibit 23.6

Deloitte Guatemala, S.A. Europlaza World Business Center 5a. Avenida 5-55 zona 14 Torre IV Nivel 8 01014 Guatemala Tel: (502) 2384 6500 Fax: (502) 2384 6555 www.deloitte.com/gt

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 3 to Registration Statement on Form F-1 of I.C. Power Pte. Ltd. of our report dated September 10, 2016, relating to the financial statements of Comercializadora Guatemalteca Mayorista de Electricidad, S. A. as of December 31, 2015, 2014 and 2013, and for the years ended December 31, 2015, 2014 and 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to that the financial statements as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2015, 2014 and 2013 have been restated for the correction of errors and expanded certain disclosures from those previously presented), appearing in the Prospectus which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

City of Guatemala, Guatemala

October 28, 2016

Deloitte Guatemala, S. A.

/s/ Sergio Patzán

Partner